Exhibit No. 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-148040 and 333-126967, each on Form S-3 of our reports dated February 28, 2008, relating to the financial statements and financial statement schedule of Florida Power Corporation d/b/a Progress Energy Florida, Inc. (PEF) (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting principles in 2007 and 2006) appearing in this Annual Report on Form 10−K of PEF for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 28, 2008